EXHIBIT 4.13

SHAMIR OPTICAL INDUSTRY LTD.

2005 GENERAL SHARE AND INCENTIVE PLAN

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

1.1	Purpose. The purpose of the Shamir 2005 General Award and Incentive Plan (the “Plan”) is to create a general framework under which Shamir Optical Industry Ltd. (the “Company”) may issue shares and/or share option plans pursuant to the terms and conditions set forth hereunder and in the annexes hereto. The Plan is intended to provide an incentive to retain, in the employ of theCompany and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity whose services the Board determine are valuable to the Company; to encourage the sense of proprietorship of such persons; and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Plan.

1.2	Under the Plan, the Company may provide an incentive to employees, officers, directors, consultants and subcontractors of the Company, or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company in the form of shares and/or options to acquire shares, to continue as employees, directors, consultants or subcontractors to increase their efforts on behalf of the Company and to promote the success of the Company’s business, as more specifically is set forth herein (the “Award”).

1.3	Types of Awards. The Plan to be adopted hereunder, contemplates issuance of Awards to Grantees (as defined below) in a variety of jurisdictions. The Committee (as defined below) is empowered with respect to the Plan hereunder (i) to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantees in order to comply with the requirements of the tax regimes in any particular jurisdiction; and (ii) to determine the terms and condition of this Plan whereby it shall specify the type of awards capable of being granted under the Plan taking into account the jurisdiction under which such awards are to be issued and the relevant tax regime.

1.4	Construction. To the extent any provision herein conflicts with the conditions of any relevant tax or other law or regulation that is relied upon for tax relief or otherwise for securities laws purposes in respect of a particular Award granted to a Grantee, the provisions of that law or regulation shall prevail over those of the Plan, and the Committee (as defined below) is empowered hereunder to interpret and enforce the that prevailing provisions.

2.	DEFINITIONS.

As used in this Plan, the following words and phrases shall have the meanings indicated:

2.1	“Affiliate” means a Parent, Subsidiary, any entity in which the Company holds 25% or more of all the ownership and voting rights and any entity under the control or ownership of the Parent.

2.2	“Award Agreement” means the Award agreement between the Company and a Grantee that sets out the terms and conditions of an Award.

2.3	“Board” shall mean the Board of Directors of the Company.

2.4	“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Grantee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company and/or in competition with the business of the Company.

2.5	“Committee” shall mean the compensation committee established by the Board, among other things, to administer the Plan.

2.6	“Companies Law” shall mean the Israel Companies Law, 5759-1999, as amended.

2.7	“Date of Grant” means, the date of grant of an Award, as determined by the Board and set forth in the Grantee’s Award Agreement.

2.8	“Exercise Price” shall mean the exercise price for each Share covered by an Award.

2.9	“Fair Market Value” means, unless otherwise specifically determined hereunder, as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.10	“Grantee” shall mean a person who receives a grant of Awards under the Plan.

2.11	“Parent” shall mean any company holding directly or indirectly 50% or more of the total voting power in the Company.

2.12	“Shares” shall mean Ordinary Shares of the Company, NIS 0.01 par value per share.

2.13	“Subsidiary” shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

2.14	“Successor Company” means any entity into which, or with which, the Company is merged, provided that the Company is not itself the surviving entity.

2.15	“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

3.	ADMINISTRATION.

3.1	The Plan shall be administered by the Committee. However, in the event that the Board does not create a committee to administer the Plan, the Plan shall be administered by the Board. In such event, all references herein to the Committee shall be construed as references to the Board. In any event, the Board shall have all the powers granted to the Committee.

3.2	The Committee shall select one of its members as its chairman (the “Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3	Subject to the subsequent and ultimate approval of the Board, the Committee shall have the authority in its discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation:

3.3.1	to determine the type of Award to be granted;

3.3.2	to issue Shares and other securities convertible to shares pursuant to Section 288(b) of the Companies Law.

3.3.3	to determine the Exercise Price of the Awards ;

3.3.4	to determine the Grantees to whom, and the time or times at which Awards shall be granted;

3.3.5	to determine the number of Shares to be covered by each Award;

3.3.6	to interpret the Plan;

3.3.7	to prescribe, amend and rescind rules and regulations relating to the Plan and/or any Award;

3.3.8	to determine the terms and provisions of the Award Agreements (as defined in Section 6 below) (which need not be identical), and to cancel or suspend Awards, as necessary;

and to make all other determinations deemed necessary or advisable for the administration of the Plan, including to adjust the terms of the Plan and/ or any Award Agreement so as to reflect (i) changes in applicable laws and (ii) the laws of other jurisdictions within which the Company wishes to grant Awards.

All decisions, determination and interpretations of the Committee, upon their approval by the Board, shall be final and binding on all Grantees of any Awards under this Plan. No member of the Board nor of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.4	Subject to the Company’s Articles of Association, all decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Award to be granted to that member. Notwithstanding the above, in the event the majority of the members of the Board or of the Committee, as the case may be, has an interest in the proposed action of the Board or of the Committee, respectively, then all the members shall the right to participate and vote with respect to such proposed action.

3.5	Subject to the Company’s Articles of Association and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of the Companies Law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested director, insurance policy or otherwise.

4.	ELIGIBILITY.

4.1	The persons eligible for participating under the Plan shall include employees, officers, directors, consultants and subcontractors of the Company, or of any Subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, and any other persons or entities as shall be determined by the Committee.

4.2	The grant of an Award hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in any other grant of Awards pursuant to this Plan or any other award plan of the Company or any of its Subsidiaries and/or Parent, if any.

4.3	Anything in this Plan to the contrary notwithstanding, all grants of Awards to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.	SHARES.

The maximum number of Shares reserved for the grant of Awards under the Plan shall be 350,000. Such Shares may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company (to the extent permitted pursuant to the Companies Law). Any of such Shares which may remain unsold and which are not subject to outstanding Award at the termination of the Plan shall cease to be reserved for the purpose of the Plan , but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements in case of full exercise.

If any outstanding Award under the Plan should, for any reason, expire, be canceled or be forfeited without having been exercised in full, the Shares subject to the unexercised, canceled or terminated portion of such Award shall (unless the Plan shall have been terminated) become available for subsequent grants of Awards under the Plan.

Unless otherwise determined by the Board, the total amount of Shares reserved for the purposes of this Plan shall be automatically increased by 280,000 Shares each year.

6.	TERMS AND CONDITIONS OF AWARDS.

6.1	Each Award granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Award Agreement”) in such form and containing such terms and conditions as the Board and the Committee shall from time to time approve, which Award Agreement shall include terms and conditions as set forth in the Plan. The Award Agreements under the Plan may contain such other terms and conditions not inconsistent with the Plan, as the Committee and/or the Board may determine

6.2	EXERCISE PRICE. The Exercise Price of each Award shall be determined by the Committee and the Board in their sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Award Agreement will contain the Exercise Price determined for each Award.

6.3	The Exercise Price shall be payable upon the exercise of the Award in a form satisfactory to the Committee, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

6.4	The Exercise Price shall be denominated in the currency of the primary economic environment of, either the Company or the Grantee (that is the functional currency of the Company or the currency in which the Grantee is paid) as determined by the Company.

6.5	TERM AND VESTING OF AWARDS. Unless otherwise stated in the relevant Award Agreement, Awards, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Award Agreement; and (ii) the expiration of the relevant period in the case of voluntarily liquidation or dissolution of the Company, or in the events set forth hereunder; and (iii) the lapse of 7 years from the date of grant.

6.6	Unless otherwise stated in the Award Agreement, Awards granted to (i) senior management employees, as such term is defined in the Companies Law, and directors shall vest and become exercisable under the following schedule: twenty five (25%) of the Shares covered by the Award on the first anniversary of the Date of Grant and the remaining 75% shall vest on a monthly basis, with 1/36 of the remaining Shares covered by the Award vesting each month commencing at the end of the first anniversary of the Date of Grant; and (ii) to any eligible person other than senior management personnel and directors twenty-five percent (25%) of the Shares covered by the Award shall vest and become exercisable at the end of each year thereafter starting on the first anniversary of the Date of Grant (all the above the “Vesting Dates”); provided, however, that the Committee, in its absolute discretion, may, on such terms and conditions as it may determine to be appropriate, accelerate or otherwise change the Vesting Dates. The Award Agreement may contain performance goals and measurements, and the provisions with respect to any Award need not be the same as the provisions with respect to any other Award. Unless determined by the Board, the period in which the Award shall be exercisable (the “Exercise Period”) will be determined by the Committee.

6.7	EXERCISE. Awards shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Exercise Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Award is being exercised.

6.8	The Award may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Awards become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions below, the Grantee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Awards and ending upon the date of exercise, unless otherwise stated in the Award Agreement or otherwise resolved by the Committee.

6.9	Subject to the provisions below, in the event of termination of Grantee’s employment or services, with the Company or any of its Affiliates, all Awards granted to such Grantee will immediately expire. For the purpose of the Plan, a notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Grantee’s Awards shall not vest and shall not become exercisable.

6.10	Notwithstanding anything to the contrary above and unless otherwise determined in the Award Agreement, an Award may be exercised after the date of termination of Grantee’s employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of vested Awards at the time of such termination according to the Vesting Dates, if:

6.10.1	termination is without Cause, in which event any vested Award still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or-

6.10.2	termination is the result of death or disability of the Grantee, in which event any vested Awards still in effect and unexpired may be exercised within a period of one hundred and eighty (180) days after the date of such termination. For the purpose of this Section, “disability” shall mean a Grantee inability to perform his duties with the Company or any of its Affiliates by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Grantee and acceptable to the Company; or –

6.10.3	prior to the final exercise date pursuant to provisions above, the Committee or the Board shall authorize an extension of the terms of all or part of the vested Awards beyond the date of such termination for a period not to exceed the period during which the Awards by their terms would otherwise have been exercisable.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Awards (whether vested or non-vested), will immediately expire and terminate, and the Grantee shall not have any rights in connection to such outstanding Awards.

6.11	To avoid doubt, the Grantees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Award, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Grantee as holder of such Shares in the Company’s register of shareholders upon exercise of the Awards in accordance with the provisions of the Plan.

6.12	The Awards may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Shares would be deliverable upon exercise, such fraction shall be rounded up one-half or more, or otherwise rounded down, to the nearest whole number all at the discretion of the Committee.

7.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Awards) allocated or issued upon the exercise of Awards purchased by the Grantee and held by the Grantee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends.

In the event the Company distributes a cash dividend and the record date for such distribution is subsequent to the date of grant of an Award in the form of an option to purchase Shares, but prior to its exercise or expiration, the Exercise Price of each such Award will be reduced by the dividend amount per share.

8.	EFFECT OF CERTAIN CHANGES.

8.1	General. In the event of a subdivision of the outstanding share capital of the Company, any payment of a share dividend (distribution of bonus Shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of Shares available for Awards, (ii) the number of such Shares covered by outstanding Awards, and (iii) the Exercise Price per Share covered by the Award; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share and provided that such adjustment is made appropriately and equitably so as to maintain the proportionate shareholding.

8.2	Merger and Sale of Company. Unless otherwise is stated in the Award Agreement, in the event of (i) a sale of all or substantially all of the assets of the Company (ii) purchase of outstanding share capital of the Company after which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event (iii) the merger, consolidation, amalgamation or like transaction of the Company with or into another corporation or (iv) scheme of arrangement for the purpose of effecting such sale, merger or amalgamation (all such transactions being herein referred to as a “Merger/Sale”), then, without the Grantee’s consent and action:

8.2.1	the Committee will use its efforts to cause that any Award then outstanding be assumed or an equivalent award to be substituted by such successor corporation or, in the event that such transaction is effected through a subsidiary, the Parent of such successor corporation, under substantially the same terms as the Award; and

8.2.2	in case the successor corporation or other entity does not agree to assume the award or to substitute an equivalent Award and, then the Committee shall, in lieu of such assumption or substitution of the Award and in its sole discretion, provide for the Grantee to have the right to exercise the Award in full or any part thereof, including Shares covered by the Award that would not otherwise be exercisable, under such terms and conditions as the Committee shall determine.

8.2.3	Notwithstanding the foregoing, in the event of a Merger/Sale, the Committee may determine in its sole discretion that upon completion of such Merger/Sale, the terms of any Award be otherwise amended and modified, as the Committee shall deem in good faith to be appropriate, or that the Award shall confer the right to purchase any other security or asset, or any combination thereof, or that its terms be otherwise amended or modified, as the Committee shall deem in good faith to be appropriate.

8.3	Reservation of Rights. Except as expressly provided in this Section 8 or if expressly stated otherwise in an Award Agreement, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend (bonus Shares) or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger, or consolidation, divestiture or spin-off of assets or shares of another company; and any issue by the Company of shares of any class, or securities convertible into shares of any class, shall not effect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

9.	AGREEMENT BY GRANTEE REGARDING TAXES.

ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARD INCLUDING, WITHOUT LIMITATION, FROM THE EXERCISE OF AWARDS, FROM THE PAYMENT FOR SHARES COVERED THEREBY OR ANY OTHER ACT OF THE COMPANY AND/OR ITS SUBSIDIARIES AND/OR THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY AND/OR ITS SUBSIDIARIES, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON OR THEREUPON. THE COMPANY AND/OR ITS SUBSIDIARIES, AS THE CASE MAY BE, SHALL WITHHOLD TAXES ACCORDING TO THE REQUIREMENTS UNDER ALL APPLICABLE LAWS, RULES AND REGULATIONS, INCLUDING WITHHOLDING TAXES AT SOURCE.

10.	NO RIGHTS TO EMPLOYMENT.

Nothing in the Plan or in any Award granted or in any Award Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employment of, or in a consultant relationship with, the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by or in a consultant or director relationship with, the Company or any Subsidiary.

11.	APPROVAL AND TERM DURING WHICH AWARDS MAY BE GRANTED.

The Plan shall take effect upon its adoption by the Board and shall terminate on the tenth anniversary of such date. Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under applicable law, in connection with the application of certain tax treatment or pursuant to applicable stock exchange rules or regulations or otherwise, such approval shall be obtained within the time required under the applicable law.

Notwithstanding anything to the contrary herein or in any Award Agreement, neither this Plan nor any Award Agreement nor the adoption of the Plan by the Company imposes any obligation on the Company to actually grant any Awards pursuant to this Plan.

12.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, unless otherwise shall be determined by the Board, prior grant of awards to grantees of the Company under their employment agreements, and not in the framework of any previous incentive plan, shall not be deemed an approved incentive arrangement for the purpose of this Plan.

13.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Award granted under the Plan is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Grantee (or his legal representative, heir or legatee, in the event of the Grantee’s death) to assure that the sale of the Shares complies with any registration exemption requirements that the Company, in its sole discretion, shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements as shall be determined by the Board or the Committee

14.	MULTIPLE AGREEMENTS

The terms of each Award Agreement may differ from other Awards granted under the Plan at the same time, or at any other time. The Board may also grant more than one Award to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee.

15.	AMENDMENT AND TERMINATION OF THE PLAN.

The Board at any time and from time to time may suspend, terminate, modify or amend the Plan. Except as provided above, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, unless the written consent of the Grantee is obtained.

16.	GOVERNMENT REGULATIONS

The Plan and any Award Agreement, and the granting and exercise of Awards hereunder and/or thereunder, and the obligation of the Company to sell and deliver Shares under such Awards, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

17.	GOVERNING LAW.

The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

SHAMIR OPTICAL INDUSTRY LTD

2005 SHARE OPTION AND INCENTIVE PLAN

ANNEX A

This Appendix, as amended from time to time, is deemed a part of the Plan.

Unless otherwise expressly defined herein, all capitalized terms in this Appendix have the meanings ascribed to them in the Plan.

1.	PURPOSE

This Appendix is intended to make certain adjustments to the Plan which are required with respect to Grantees with respect to whom the provisions of the Ordinance shall apply.

2.	DEFINITIONS

For purposes of the Appendix and related documents, including the relevant Award Agreement, the following definitions shall apply:

2.1	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.2	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.3	“Adjusted Plan” means the Plan as adjusted by this Appendix.

2.4	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.5	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.6	“Capital Gain Award (CGA)” as defined in Section 5.4 below.

2.7	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.8	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who serves as a director or an office holder, but excluding a Controlling Shareholder.

2.9	“Fair Market Value” means as of any date, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, the value of a Share determined as follows:

If at the Date of Grant the Shares are listed on any established stock exchange or a national market system or if the Shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be.

2.10	“ITA” means the Israeli Tax Authorities.

2.11	“Non-Employee” means a Controlling Shareholder, consultant, adviser, or other service provider and any other person who is not included in the definition of an Employee.

2.12	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.13	“Ordinary Income Awards (OIA)” as defined in Section 5.5 below.

2.14	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

2.15	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.16	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	DESIGNATION OF PARTICIPANTS

3.1	The persons with respect to whom the Adjusted Plan shall apply as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

3.2	It is clarified that this Appendix applies only to Grantees who are residents of the State of Israel or those who are deemed, for tax purposes, to be residents of the State of Israel.

4.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102

4.1	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

4.2	The grant of Approved 102 Awards shall be made under the Adjusted Plan , and shall be conditioned upon the approval of the Adjusted Plan by the ITA.

4.3	Approved 102 Award may be classified as either Capital Gain Awards (“CGA”) or Ordinary Income Awards (“OIA”).

4.4	Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGAs.

4.5	Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIAs.

4.6	No Approved 102 Awards may be granted under the Adjusted Plan to any eligible Employee, unless and until the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Award. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under this Adjusted Plan and shall remain in effect until the Company elects otherwise, but no sooner than the end of the year following the year during which the Company first granted Approved 102 Awards pursuant to the Election. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Grantees who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

4.7	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 5 below and at the Company’s discretion.

4.8	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.	TRUSTEE

5.1	Approved 102 Awards which shall be granted under the Adjusted Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other Shares received subsequently following any realization of rights, including without limitation bonus Shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the event that the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

5.2	Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon exercise of such Awards.

5.3	With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Grantee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Award and/or any Share received subsequently following any realization of rights, including without limitation, bonus Shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

5.4	Upon receipt of Approved 102 Award, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Adjusted Plan, or any Approved 102 Award or Share granted to him thereunder.

6.	TERMS AND CONDITIONS

6.1	Approved 102 Awards shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

6.2	With respect to Unapproved 102 Awards, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Awards, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

7.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Awards purchased by the Grantee and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

8.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

8.1	No Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the Adjusted Plan, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

8.2	As long as the Shares are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

9.	TAX CONSEQUENCES

9.1	Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

9.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Grantee until all required payments have been fully made.

SHAMIR OPTICAL INDUSTRY LTD

2005 SHARE OPTION AND INCENTIVE PLAN

ANNEX B

This Appendix, as amended from time to time, is deemed a part of the Plan.

Unless otherwise expressly defined herein, all capitalized terms in this Appendix shall bear the meaning ascribed to them in the Plan.

1.	PURPOSE

This Appendix is intended to permit certain awards granted under the Plan to Grantees who are subject to taxation under the United States Internal Revenue Code of 1986, as amended (the “Code”) to be eligible for certain beneficial tax treatment.

2.	DEFINITIONS

For purposes of the Appendix and related documents, including the relevant Award Agreement, the following definitions shall apply:

2.1	“Adjusted Plan” means the Plan as adjusted by this Appendix.

2.2	“Affiliate” means the Company’s Subsidiary and/or Parent, to the extent they exist.

2.3	“Employee” means any person who is employed by the Company or its Affiliates.

2.4	“Incentive Stock Option” means any Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.5	“Non-Employee” means any person who is a service provider, including any director, consultant, adviser or other service provider that is not an Employee as defined in Section 2.3 of this Adjusted Plan.

2.6	“Nonqualified Stock Option” means any Option that is not an Incentive Stock Option.

2.7	“Option” means any option to purchase Shares granted pursuant to Section 6 of the Plan.

2.8	“Ten Percent Share Holder” means a person who owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of its Parent or Subsidiary

3.	SHARES SUBJECT TO INCENTIVE STOCK OPTIONS

All of the Shares reserved for issuance under Section 5 of the Plan will be available for issuance pursuant to the exercise of Incentive Stock Options granted hereunder.

4.	DESIGNATION OF PARTICIPANTS AND AWARDS

4.1	Only Employees are eligible to be granted Incentive Stock Options. Any Award Agreement evidencing an Option intended to be an Incentive Stock Option will specifically reflect that intent and will thereby be deemed to incorporate the terms of this Adjusted Plan. Nonqualified Stock Options may be granted to Employees and Non-Employees of the Company and/or any Affiliate.

4.2	To the extent the aggregate Fair Market Value (determined at the time of grant) of the Company’s Shares with respect to which Incentive Stock Options are exercisable for the first time by any Grantee during any calendar year under all plans of the Company and its Affiliates exceeds US$100,000 (one hundred thousand U.S. dollar), the Options or portions thereof which exceed such limit (in the order in which they were granted) shall be treated as non-qualified stock options.

5.	INCENTIVE STOCK OPTION EXERCISE PRICE AND DURATION

5.1	Incentive Stock Options shall be subject to the general terms and conditions of Section 6 of the Plan, as adjusted by the following provisions of Section 5.2 and 5.3 below.

5.2	Exercise Price. The Exercise Price shall be determined subject to the following:

5.2.1	in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Exercise Price shall be no less than one hundred and ten percent (110%) of the Fair Market Value per Share on the Date of Grant.

5.2.2	in the case of an Incentive Stock Option granted to any other Employee, the Exercise Price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant.

5.3	Option Term. Notwithstanding Section 6.5 of the Plan, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, such Incentive Stock Option shall not have a term of more than five years.

6.	NONQUALIFIED STOCK OPTIONS

Nonqualified Stock Options shall be subject to the general terms and conditions specified in Section 6 of the Plan.

7.	RESTRICTIONS ON TRANSFER

No Incentive Stock Option shall be transferable by the Employee other than by will or by the laws of descent and distribution; and all Incentive Stock Options will be exercisable during the Employee’s lifetime only by the Employee or, in the event of his disability, by his personal representative.

8.	TERMINATION OF EMPLOYMENT OR SERVICES

Notwithstanding Section 6.10 of the Plan, in the case of an Incentive Stock Option, the term “disability” shall have the meaning ascribed to it in Section 22(e)(3) of the Code.

9.	AMENDMENT TO THE PLAN AND APPENDIX

The Board may amend, alter or discontinue this Adjusted Plan at any time. However, except as otherwise provided in Section 8.2 of the Plan, no amendment, alteration or discontinuation shall be made that, without the approval of such amendment within one year (365 days) of its adoption by the Board, by the Company’s stockholders in a manner consistent with Section 1.422-5 of the Treasury Regulations, would: (i) increase the total number of Shares reserved for the purposes of the Plan (except as otherwise provided in Section 8.1 of the Plan, (ii) change the persons or class of persons eligible to receive Options under this Adjusted Plan or (iii) extend the term of the Plan (at least with respect to the period during which Incentive Stock Options may be granted under this Adjusted Plan) beyond the period stated in Section 11 of the Plan. .

10.	EFFECTIVE DATE OF PLAN

Notwithstanding anything to the contrary in Section 11 of the Plan, no Incentive Stock Options shall be exercised unless and until this Adjusted Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months following the date this Adjusted Plan is adopted by the Board.